MERRILL LYNCH MUNICIPAL SERIES TRUST

MUNICIPAL INTERMEDIATE TERM FUND

FILE # 811-4802

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/9/99	NYS Dorm Auth State Univ 6.0 5/15/13	$519,955,000	$5,000,000	Lehman Bros.
2/11/00	Greater Richmond Conv Ctr VA 6.0 6/15/11	$158,415,000	$3,170,000	First Union Cap Markets
2/16/00	Dept of Wtr & Pwr of City of LA 5.9 2/15/15	$336,905,000	$2,500,000	JP Morgan
4/12/00	NYC Trans Fin Auth Future Tax 5.5 11/1/09	$573,405,000	$5,000,000	Morgan Stanley
		$	$
		$	$
		$	$